(Exhibit L)
July 20, 2016

Mark W. Yusko
Chairman and President
Morgan Creek Global Equity Long/Short Institutional Fund
301 West Barbee Chapel Road
Chapel Hill, NC 27517

RE:	Morgan Creek Global Equity Long/Short Institutional Fund (“Registrant”)
File Nos. 811-22461 and 33-210843

Dear Mr. Yusko:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Amendment No. 14 under the Investment Company Act of 1940, as amended (the “1940 Act”) to the Registrant’s Registration Statement on Form N-2 (“Registration Statement”).  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 1 under the Securities Act of 1933, as amended (Amendment No. 15 under the 1940 Act) to the Registration Statement (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP